April 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:
Lotus Pacific, Inc.

        We have read the statements that we understand Lotus Pacific, Inc. will include under Item 4 of the Form 8-K/A Amendment No. 2 report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm, with the exception of the comment regarding the quality of service provided by our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

LARSON, ALLEN, WEISHAIR & CO., LLP